Filed pursuant to Rule 424(b)(3)

Registration No. 333-110576

DATED November 12, 2021

PROSPECTUS

2,025,746 SHARES OF COMMON STOCK

OF

SELECTIVE INSURANCE GROUP, INC.

SELECTIVE INSURANCE GROUP, INC. DIVIDEND

REINVESTMENT AND STOCK PURCHASE PLAN

This prospectus relates to the shares of common stock, par value $2.00 per share (“Common Stock”), of Selective Insurance Group, Inc. offered under the Dividend Reinvestment and Stock Purchase Plan (the “Plan”). The Plan provides record holders of shares of Common Stock a convenient method of reinvesting cash dividends and making optional cash payments to purchase shares of Common Stock. Stockholders who do not wish to participate in the Plan will continue to receive cash dividends when, as and if declared and paid.

The Common Stock is listed on the Nasdaq Global Select Market (“Nasdaq”) under the trading symbol “SIGI.” The purchase price for shares of Common Stock purchased by each participant in the Plan with reinvested dividends on any dividend payment date, and the purchase price for shares of Common Stock purchased with any optional cash payment on a dividend payment date, is the average of the daily high and low sales prices of Common Stock as reported on Nasdaq for the period of five trading days ending with the dividend payment date. The last price of shares of Common Stock issued under the Plan was $79.93.

Shares of Common Stock purchased by participants in the Plan will be newly issued shares. We will use the proceeds from sales of Common Stock for general corporate purposes. We cannot estimate the number of shares that will be purchased under the Plan or the prices at which shares will be purchased.

You should carefully consider the risks of an investment in the Common Stock. Risk Factors begin on page 5.

Neither the U.S. Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is qualified in its entirety by reference to the Plan. All capitalized terms used but not defined herein will have the meanings ascribed to the terms in the Plan.

The date of this prospectus is November 12, 2021

i

SUMMARY

This summary highlights selected information from this prospectus and may not contain all of the information that is important to you. You should read all of the information in this prospectus along with the other information and financial statements Selective refers you to in the section “Where You Can Find More Information” appearing at the end of this document.

Selective Insurance Group, Inc.

Selective Insurance Group Inc. (referred to as “Selective” or the “Company”) is a New Jersey holding company that was incorporated in 1977. Our main office is located in Branchville, New Jersey and our common stock is publicly traded on Nasdaq under the symbol “SIGI.” Selective has ten insurance subsidiaries, nine of which are licensed by various state departments of insurance to write specific lines of property and casualty insurance business in the standard market, some of which write flood business through the Write Your Own (“WYO”) program of the National Flood Insurance Program (“NFIP”). The remaining subsidiary is authorized by various state insurance departments to write property and casualty insurance in the excess and surplus lines (“E&S Lines”) market. Selective and its insurance subsidiaries are collectively referred to as “we,” “us,” or “our” in this document. Our ten insurance subsidiaries are collectively referred to as the “insurance subsidiaries” in this prospectus.

Segments

We classify our business into four reportable segments:

•	Standard Commercial Lines;

•	Standard Personal Lines;

•	E&S Lines; and

•	Investments.

As a holding company, we rely on the insurance subsidiaries for cash to pay our obligations and dividends to our stockholders. State insurance laws and regulations, as administered by state insurance departments, restrict how much money the insurance subsidiaries may distribute to us.

Selective’s principal executive offices are located at 40 Wantage Avenue, Branchville, New Jersey 07890 and Selective’s number is (973) 948-3000.

The Selective Insurance Group, Inc. Dividend Reinvestment and Stock Purchase Plan

Eligibility and Administration

All stockholders of record of shares of Common Stock are eligible to participate in the Plan.

We have designated EQ Shareowner Services (“EQ”) as administrator of the Plan to maintain records, send statements of account, and perform other duties relating to the Plan. Shares of Common Stock purchased under the Plan will be registered in your name and credited in your Plan account.

Purchases

If you are eligible to participate in the Plan, you may join the Plan at any time. If you enroll in the Plan on or before the record date for a dividend, or, if you are a beneficial owner of shares, your broker, bank, or nominee appropriately advises EQ of your participation before the record date for a dividend, that dividend will be reinvested in shares of Common Stock beginning with that dividend payment date. Typically, we have fixed dividend record dates, generally on or about the fifteenth day of each February, May, August, and November, and dividend payment dates generally on or about the first day of each March, June, September, and December. All optional cash payments received prior to any dividend payment date will be invested, together with any reinvested dividends, on the next dividend payment date. The Plan does not guarantee the payment of future dividends. Stockholders of record can make optional cash payments to purchase Common Stock. EQ will apply optional cash payments received before a dividend payment date to the purchase of additional shares on the dividend payment date. Only stockholders of record may make optional cash payments to purchase Common Stock. The minimum optional cash payment is $100 per purchase and the maximum is $1,000 per calendar quarter.

Terms of Purchase

The purchase price of shares purchased by each participant in the Plan is the average of the daily high and low sales prices of Common Stock as reported on Nasdaq for the period of five trading days ending with the dividend payment date.

The Selective common stock is not insured by the FDIC or any other government agency, are not deposits or other obligations of, and are not guaranteed by, EQ Shareowners Services or Selective, and are subject to investment risks, including possible loss of principal amount invested. Common stock held in the Plan are not subject to protection under the Securities Investor Protection Act of 1970.

Purchases by employees, including optional cash, must be made in compliance with Selective’s Insider Trading Policy. In addition to other limitations, the Insider Trading Policy provides that you may not trade in Selective’s common stock if in possession of material, non-public information about the Company.

USE OF PROCEEDS

Selective cannot estimate either the number of shares of Common Stock that will ultimately be sold under the Plan or the prices at which such shares will be sold. Selective intends to use the net proceeds from sales of Common Stock under the Plan for general corporate purposes. The amounts and timing of the application of proceeds will depend upon Selective’s funding requirements and the availability of other funds.

FORWARD-LOOKING STATEMENTS AND RISK FACTORS

This prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein may contain certain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). The PSLRA provides a safe harbor under the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) for forward-looking statements. These forward-looking statements often are identified by words such as “anticipates,” “believes,” “expects,” “will,” “should,” and “intends” and their negatives. Selective cautions prospective investors that forward-looking statements are not guarantees of future performance. Risks and uncertainties are inherent in Selective’s future performance. Factors that could cause actual results to differ materially from those indicated in forward-looking statements include, without limitation, the specific risks described in Selective’s Annual Report on Form 10-K for the year ended December 31, 2020, Selective’s Quarterly Reports on Form 10-Q for the quarters ending on March 31, 2021, June 30, 2021, and September 30, 2021, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement and any risk factors set forth in our other filings with the SEC, pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, before making an investment decision. Each of the risks described in these documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment. See “Where You Can Find More Information.”

Selective operates in a continually changing business environment, and new risk factors emerge from time to time. Selective can neither predict such new risk factors nor can we assess the impact, if any, such new risk factors may have on our businesses or the extent to which any factor or combination of factors may cause actual results to differ materially from those expressed or implied in any forward-looking statement. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed in this prospectus and the reports incorporated by reference herein might not occur. Selective makes forward-looking statements based on currently available information and assume no obligation, other than as may be required under the federal securities laws, to publicly update or revise any forward-looking statements for any reason.

The following risk factors, which are not exhaustive, should be carefully considered by you, together with the other information included in this prospectus or incorporated herein by reference:

•	Governmental actions to contain or delay the spread of the COVID-19 pandemic since early March 2020 have disrupted ordinary business commerce and impacted financial markets. These governmental actions, for which we cannot predict the extent, duration, and possible alteration based on future COVID-19-related developments, could materially and adversely affect our results of operations, financial position, and liquidity.

•	We are subject to losses from catastrophic events.

•	Our loss and loss expense reserves may not be adequate to cover actual losses and expenses.

•	Our ability to reduce our risk exposure depends on the availability and cost of reinsurance.

•	We may be subject to potentially significant losses from acts of terrorism.

•	We are exposed to credit risk.

•	We depend on distribution partners.

•	National and global economic conditions could adversely and materially affect our business, results of operations, financial condition, and growth.

•	A downgrade or a potential downgrade in our financial strength or credit ratings could result in a loss of business and could have a material adverse effect on our financial condition and results of operations.

•	Markets for insurance products and services are highly competitive and subject to rapid technological change, and we may be unable to compete effectively.

•	We have less loss experience data than our larger competitors.

•	We are subject to various modeling risks that could have a material adverse impact on our business results.

•	Our investments are exposed to credit risk, interest rate fluctuation, and changes in value.

•	We have securities tied to LIBOR, which may be eliminated by the end of 2021.

•	We are subject to the types of risks inherent in investing in private limited partnerships.

•	The determination of the amount of credit losses taken on our investments is highly subjective and could materially impact our results of operations or our financial position.

•	We are subject to complex and changing laws, regulations, and public policy debates that expose us to regulatory scrutiny, potential liabilities, increased costs, reputational harm, and other adverse effects on our business.

•	Our business is subject to a variety of state, federal, and other laws, rules, policies, and other obligations regarding data protection.

•	We are engaged in ordinary routine legal proceedings incidental to our insurance operations that, because litigation outcomes are inherently unpredictable, could impact our reputation and/or have a material adverse effect on our consolidated results of operations or cash flows in particular quarterly or annual periods.

•	We are a holding company, and our ability to declare dividends to our shareholders, pay indebtedness, and enter into affiliate transactions may be limited because our Insurance Subsidiaries are regulated.

•	Because we are a New Jersey corporation and an insurance holding company, we may be less attractive to potential acquirers and the value of our common stock could be adversely affected.

•	We, our distribution partners, and our vendors are subject to attempted cyber-attacks, other cybersecurity risks, and system availability risk.

•	Our long-term strategy to deploy operational leverage is dependent on the success of our risk management strategies, and their failure could have a material adverse effect on our financial condition or results of operations.

THE PLAN

The following is a question and answer description of the Plan:

Purpose

1.	What is the purpose of the Plan?

The purpose of the Plan is to provide holders of record of shares of Common Stock with a convenient method of investing cash dividends and making optional cash payments to purchase additional shares of Common Stock without paying any brokerage commissions or service charges. Since shares will be purchased from us, we will receive additional funds for general corporate purposes.

Administration

2.	Who administers the Plan?

We have designated EQ Shareowner Services as administrator of the Plan. As Plan administrator, EQ maintains records, sends statements of account and performs other duties relating to the Plan. If EQ resigns or otherwise ceases to act as Plan administrator, we will appoint a new administrator or make other arrangements as we deem appropriate for administration of the Plan. All questions concerning your Plan account should be directed to:

Written correspondence and deposit of certificated shares*:

EQ Shareowner Services

P.O. 64856

St. Paul, Minnesota 55164-0856

Certified and overnight delivery

EQ Shareowner Services

1110 Centre Pointe Curve, Suite 101

Mendota Heights, MN 55120-4100

*If sending in a certificate for deposit, see Question 22.

You may also contact EQ via their website at shareowneronline.com or by telephone at 1-866-877-6351. If you are calling from outside the United States and Canada, please call 651-450-4064.

EQ’s website, shareowneronline.com, is available 24 hours a day, 7 days a week for access to account information and answers to many common questions and general inquiries.

To enroll in the Plan:

If you are an existing registered shareowner:

1.	Go to shareowneronline.com
2.	Select Register then Register for Online Access

3.	Enter your Company Name, Authentication ID* and Account Number

*If you do not have your Authentication ID, select I don’t know and complete the online form to have it sent to you. For security, this number is required when logging in the first time.

Email

Visit shareowneronline.com and select Contact Us.

3.	How will shares be held under the Plan?

Shares purchased under the Plan will be registered in your name and credited to your Plan account.

Features

4.	What are the features of the Plan?

Participants in the Plan may:

•	elect to have cash dividends on all or part of their Common Stock automatically reinvested in additional shares of Common Stock;

•	purchase additional shares of Common Stock by making optional cash payments of a minimum of $100 per purchase up to a maximum of $1,000 per calendar quarter;

•	avoid commissions and service fees in connection with purchases of shares under the Plan;

•	invest the full amount of dividends and any optional cash payments, because fractional shares are credited to participants’ accounts;

•	avoid the need for safekeeping of certificates for shares credited to their Plan accounts;

•	sell their shares of Common Stock through EQ or request sales through their broker; and

•	simplify record-keeping by receiving quarterly statements of accounts.

5.	What are some disadvantages of the Plan?

Disadvantages of the Plan include:

•	if you purchase shares through the Plan, the purchase date will be the applicable dividend payment date and the purchase price will be the average of the daily high and low sales prices of Common Stock as reported on Nasdaq for the period of five trading days ending with the applicable dividend payment date. Consequently, you will not be able to direct the purchase price and you may pay a higher price for shares purchased under the Plan than for shares purchased outside of the Plan on the purchase date; and

•	no interest is paid on optional cash payments pending investment.

Participation

6.	Who is eligible to participate in the Plan?

All stockholders of record of shares of Common Stock are eligible to participate in the Plan. You are a stockholder of record if your shares of Common Stock are registered in your own name. If your shares are registered in a name other than your own (e.g., in the name of a broker, bank, or nominee), you are considered a beneficial owner of shares and you must either become a stockholder of record by having the number of shares you wish to have in the Plan transferred into your name or make appropriate arrangements with your broker, bank, or nominee to participate in the Plan on your behalf. If you participate in the Plan through your broker, bank, or nominee, your participation may be on terms and conditions that differ from the terms and conditions described in the Plan, and the terms and conditions set by your broker, bank, or nominee will govern. We reserve the right to terminate the participation of beneficial owners through brokers, banks, and nominees. Optional cash payments are not available to beneficial owners.

7.	How does an eligible stockholder join the Plan?

If you are a stockholder of record of shares of Common Stock, you may join the Plan through shareowneronline.com or by completing and signing an Account Authorization Card and returning it to EQ. You may obtain an Account Authorization Card at any time by written request to EQ, by telephone at 1-866-877-6351, or by contacting EQ via shareowneronline.com. If your shares are registered in the name of a broker, bank, or nominee, you may join the Plan by becoming a stockholder of record and completing an Account Authorization Card or by making appropriate arrangements with your broker, bank, or nominee to participate in the Plan on your behalf.

8.	When may an eligible stockholder join the Plan?

If you are eligible to participate in the Plan, you may join the Plan at any time. If EQ receives your completed Account Authorization Card on or before the record date for a dividend, or, if you are a beneficial owner of shares, your broker, bank, or nominee appropriately advises EQ of your participation before the record date for a dividend, that dividend will be reinvested in shares of Common Stock beginning with that dividend payment date. If EQ receives the Account Authorization Card or appropriate notice from a broker, bank, or nominee of a beneficial owner of shares after the record date, that dividend will be paid in cash, and reinvestment of dividends under the Plan will begin on the succeeding dividend payment date. Historically, we have fixed dividend record dates generally on or about the fifteenth day of each February, May, August, and November, and dividend payment dates generally on or about the first day of each March, June, September, and December. All optional cash payments received prior to any dividend payment date (see Questions 16, 17, and 18) will be invested, together with any reinvested dividends, on the next dividend payment date. The Plan does not guarantee the payment of future dividends, which will be paid only if, as, and when declared by Selective’s Board of Directors (the “Board”) in its sole discretion.

9.	Does the Plan permit partial dividend reinvestment?

Yes. You may elect to have dividends on only a portion of your shares of Common Stock reinvested in Common Stock under the Plan. You can elect to reinvest dividends on less than all of your shares of Common Stock by making an election on the Account Authorization Card under “Partial Dividend Reinvestment.”

10.	What does the Account Authorization Card provide?

The Account Authorization Card provides eligible stockholders of record a method to purchase additional shares of Common Stock through the following investment options:

A.	“FULL DIVIDEND REINVESTMENT.” You may elect to have all cash dividends payable on shares held in the Plan, along with any shares held in physical certificate form or through book-entry Direct Registration Shares (“DRS”), used to purchase additional shares. You will not receive cash dividends; instead, all dividends will be reinvested. Whole and fractional shares will be allocated to your Plan account. This option is designated as “RD” on the Account Authorization Card.

B.	“PARTIAL DIVIDEND REINVESTMENT.” You may elect to be paid cash for a portion of the dividend and reinvest the remainder. The partial dividend elected to be paid will be applied to the total shares held in the Plan, along with any shares held in physical certificate form or held through book-entry DRS. The cash portion of dividends will be sent by check unless you have elected to have those dividends deposited directly to a designated bank account. This option is designated as “PS” on the Account Authorization Card.

C.	“CASH DIVIDENDS ONLY” (NO DIVIDEND REINVESTMENT). You may elect to have all dividends payable to you paid in cash. This includes the dividends payable on all shares held in the Plan, along with any shares held in physical certificate form or held through book-entry DRS. Your dividend payment will be sent by check unless you have elected to have those dividends deposited directly to a designated bank account. This option is designated as “RP” on the Account Authorization Card.

11.	How can a participant change elections under the Plan?

You may change your election by signing a new Account Authorization Card and forwarding it to EQ, as Plan administrator. You may also change your election or discontinue reinvesting dividends at any time by accessing your Plan account at shareowneronline.com, by calling EQ at 1-866-877-6351, or by writing to EQ at the address listed in Question 2. EQ needs to receive your request on or before the record date for any applicable dividend payment date for the requested change to be effective for that dividend. If your request is received after the record date, then the requested change will not be effective until the next dividend payment date. If your shares are held of record by a broker, bank, or nominee, you must make appropriate arrangements with that institution to change your election.

Costs

12.	Are there any out-of-pocket costs to participants in the Plan?

We will pay all costs of administration of the Plan. There are no service fees or brokerage commissions charged to participants in connection with the purchase of shares under the Plan. If you request that EQ sell whole shares of Common Stock held by you under the Plan, or if any fractional shares are sold for your account, you will be responsible for any service fees, brokerage commissions, and other costs of sale and those costs will be deducted from the proceeds of the sale.

The service fees and brokerage commissions charged by EQ for each sale of shares of Common Stock under the Plan vary, and may change from time to time. Please contact EQ for the amount of service fees and brokerage commissions that are in effect. We presently do not charge service fees to participate in the Plan, but we reserve the right to establish service fees in connection with the Plan in the future, and you will be notified before any changes take effect.

Purchases

13.	What is the source of Common Stock purchased through the Plan?

Shares purchased by participants under the Plan are purchased directly from us from our newly-issued Common Stock.

14.	What is the purchase price of shares purchased under the Plan?

The purchase price of shares of Common Stock purchased by each participant in the Plan with reinvested dividends on any dividend payment date and the purchase price of shares purchased with any optional cash payment on a dividend payment date is the average of the daily high and low sales prices of Common Stock as reported on Nasdaq for the period of five trading days ending with the dividend payment date.

15.	How many shares will be purchased for participants?

The number of shares of Common Stock purchased for you depends on the amount of dividends that you choose to reinvest under the Plan and the amount of any optional cash payments to purchase Common Stock and the purchase price of the shares. Your Plan account will be credited with that number of shares, including fractions computed to three decimal places, equal to the total amount invested by you divided by the purchase price per share of Common Stock.

Optional Cash Payments

16.	How does the optional cash payment option work?

Stockholders of record can make optional cash payments to purchase Common Stock. EQ will apply optional cash payments received before a dividend payment date (see Question 18) to the purchase of additional shares on the dividend payment date. Purchases will be made at the price determined in accordance with the procedure described in Question 14. If you elect to make optional cash purchases only and do not wish to have dividends on those shares reinvested, you must so specify by checking the box marked “Cash Payments Only” on your Account Authorization Card. Only stockholders of record may make optional cash payments to purchase Common Stock. Consequently, if your shares are registered in the name of a broker, bank, or nominee and you wish to make optional cash purchases, you must become a stockholder of record by having shares transferred into your name.

17.	How do I make an optional cash payment?

You can make additional cash investments in the Plan at any time either by check or by authorizing one-time or recurring automatic bank withdrawals from a U.S. or Canadian financial institution. The dollars you invest will go towards purchasing whole and fractional shares of Common Stock.

•	Check – To make an investment by check, complete and return a Transaction Request Form (included with your account statement) together with your payment. The check must be made payable to “EQ Shareowner Services” in U.S. dollars. Cash, money orders, traveler’s checks, or third-party checks are not accepted.

•	Automatic investments – You may set up an automatic withdrawal from a designated bank account. The request may be submitted online, by telephone, or by sending an Account Authorization Card by mail. Requests are processed and become effective as promptly as administratively possible. Once the automatic withdrawal is initiated, funds will be debited from your designated bank account on or about the 20th of each month and will be invested in Common Stock on the next investment date. Changes or a discontinuation of automatic withdrawals can be made online at shareowneronline.com, by telephone, or by using the Transaction Request Form included with your statement. To be effective with respect to a particular investment date, a change request must be received by the Plan administrator at least 15 trading days prior to the investment date. During the period that an optional cash payment is pending, the collected funds in the possession of EQ may be invested in certain Permitted Investments. For purposes of this Plan, “Permitted Investments” shall mean the Plan Administrator may hold the funds uninvested or invested in select Wells Fargo deposit products. The risk of any loss from Permitted Investments will be the responsibility of EQ. Investment income from Permitted Investments will be retained by EQ.

If any optional cash investment, including payment by check or automatic withdrawal, is returned for any reason, EQ will remove from your account any Common Stock purchased with such funds, and will sell these shares. EQ may also sell additional Common Stock in the account to recover a returned funds fee for each optional cash investment returned unpaid for any reason and may sell additional shares as necessary to cover any market loss incurred by EQ.

18.	When will optional cash payments be invested?

Optional cash payments are invested once each quarter on the dividend payment date for that quarter and no later than 35 trading days following the record date, except where postponement is necessary to comply with Regulation M under the Exchange Act or other applicable securities laws. Under no circumstances will interest be paid on optional cash payments. Dividend payment dates historically have been on or about the first day of March, June, September, and December. EQ will return to you any optional cash payment before it is invested to purchase shares upon written request, but only if EQ receives your written request at least two business days before the purchase date.

Reports to Participants

19.	What kind of reports will be sent to participants in the Plan?

Following the end of each calendar quarter, EQ will send you a quarterly statement of account showing dividends paid, amounts invested, purchase price, shares purchased, and other information. These statements are your continuing record of the cost of purchases and should be retained for income tax purposes. In addition, you will receive copies of the communications sent to all record holders of Common Stock, and Internal Revenue Service (“IRS”) information for reporting dividend income paid and any federal income tax withheld under the Plan. You may elect to have your statements and other information sent to you automatically by initiating eDelivery through shareowneronline.com.

Certificates for Shares

20.	Will certificates be issued for shares purchased under the Plan?

The number of shares credited to your Plan account will be shown on your quarterly statement of account. You will not receive certificates for your Plan account shares unless you request in writing, EQ to deliver certificates to you. We encourage you to hold your shares of Common Stock in book-entry form through the DRS System, however, you may obtain a certificate for some or all of the whole shares of Common Stock credited to your Plan account at any time by:

•	indicating your request on a Transaction Request Form and mailing it to EQ; or

•	writing to EQ at the address listed in Question 2.

Any remaining whole shares and fractions of shares will continue to be credited to your account. Certificates for fractions of shares are not issued under any circumstances.

21.	In whose name will certificates be registered when issued to participants?

A Plan account is maintained in the name in which the certificates or DRS of the participant were registered at the time the participant joined the Plan. Unless you otherwise direct, whole DRS shares will be issued in the same name in which the account is maintained. Should you want certificates issued in any name other than that of the holder of record participating in the Plan, you must send a written request to EQ to that effect, together with a Stock Power Form with all signatures having a “medallion signature guarantee.” A medallion signature guarantee is a signature by an institution, generally commercial banks, trust companies, and New York Stock Exchange member broker/dealers that participate in the medallion guarantee program. No other form of signature verification will be accepted. You may obtain a Stock Power Form via shareowneronline.com, by calling EQ at 1-866-877-6351, or by writing to EQ at the address listed in Question 2. In the event of re-registration, a participant will be responsible for compliance with any applicable transfer requirements.

Deposit of Certificates

22.	Does the Plan provide for deposit of certificates for safekeeping?

You may elect to deposit physical Common Stock certificate(s) for safekeeping, by sending the certificate(s) to EQ together with instructions to deposit the certificate(s). The certificate(s) will show as surrendered with the corresponding credit to Plan shares. The transaction will appear on the Plan account statement, and shares will be held by EQ in its name or nominee name. These shares will be held until you sell, withdraw, or terminate participation in the Plan. Because you bear the risk of loss in sending stock certificate(s), it is recommended that you send them registered, insured for at least 4% of the current market value, and request a return receipt.

Transfer and Sale of Shares in Plan Accounts

23.	Can a participant transfer Plan shares?

If you desire to change the ownership of all or part of your shares credited to your Plan account by gift or otherwise, you may affect the transfer by mailing a properly completed and executed Stock Power Form to EQ. Stock Power Forms for share transfers can be found online at shareowneronline.com and also may be obtained from EQ. Transfers of less than all of your shares must be made in whole share amounts. Your signature on a Stock Power Form must contain a “medallion signature guarantee.” See Question 21. No other form of signature verification will be accepted.

Shares transferred will be credited to the transferee’s Plan account. If the transferee is not already a participant, EQ will open a Plan account in the name of the transferee and the account will be enrolled under the full dividend reinvestment option unless you specify otherwise. All dividends on shares transferred to the transferee’s Plan account will be reinvested in accordance with the terms of the Plan.

Except as otherwise expressly provided herein, participants may not sell, pledge, hypothecate or otherwise assign or transfer the participant’s account any interest therein or any cash or shares credited to the participant’s account. No attempt at any such sale, pledge, hypothecation or other assignment or transfer shall be effective. Nothing herein shall affect a shareowner’s rights in respect to shares for which certificate(s) have been received.

24.	How does a participant sell shares acquired through the Plan?

Sales are usually made through a broker, who will receive brokerage commissions. Typically, the shares are sold through Nasdaq. Depending on the number of shares to be sold and current trading volume, sale transactions may be completed in multiple transactions and over the course of more than one day. All sales are subject to market conditions, system availability, restrictions, and other factors. The actual sale date, time, or price received for any shares sold cannot be guaranteed. EQ can assist you in the sale, or you can choose to sell through your broker.

If you choose to request EQ to assist you in the sale, you may instruct EQ to sell shares under the Plan through a Batch Order, Market Order, Day Limit Order, Good ‘Til Date Canceled Limit Order, or Stop Order.

•	Batch Order (online, telephone, mail) – EQ will combine each request to sell through the Plan with other Plan participant sale requests for a Batch Order. Shares are then periodically submitted in bulk to a broker for sale on the open market. Shares will be sold no later than five business days after request (except where deferral is necessary under state or federal regulations). Bulk sales may be executed in multiple transactions and over more than one day depending on the number of shares being sold and current trading volumes. Once entered, a Batch Order request cannot be canceled.

•	Market Order (online or telephone) – A request to sell shares in a Market Order will be at the prevailing market price when the trade is executed. If such an order is placed during market hours, EQ will promptly submit the request to a broker for sale on the open market. Once entered, a Market Order request cannot be canceled. Sales requests submitted near the close of the market may be executed on the next trading day, along with other requests received after market close.

•	Day Limit Order (online or telephone) – A request to sell shares in a Day Limit Order will be promptly submitted by EQ to a broker. The broker will execute as a Market Order when and if the stock reaches, or exceeds the specified price on the day the order was placed (for orders placed outside of market hours, the next trading day). The order is automatically canceled if the price is not met by the end of that trading day. Depending on the number of shares being sold and current trading volumes, the order may only be partially filled and the remainder of the order canceled. Once entered, a Day Limit Order request cannot be canceled.

•	Good-’Til-Date/Canceled (GTD/GTC) Limit Order (online or telephone) – A GTD/GTC Limit Order request will be promptly submitted by EQ to a broker. The broker will execute as a Market Order when and if the stock reaches, or exceeds the specified price at any time while the order remains open (up to the date requested or 90 days for GTC). Depending on the number of shares being sold and current trading volumes, sales may be executed in multiple transactions and may be traded on more than one day. The order or any unexecuted portion will be automatically canceled if the price is not met by the end of the order period. The order may also be canceled by the applicable stock exchange or by you.

•	Stop Order (online or telephone) – EQ will promptly submit a request to sell shares in a Stop Order to a broker. A sale will be executed when the stock reaches a specified price, at which time the Stop Order becomes a Market Order and the sale will be at the prevailing market price when the trade is executed. The price specified in the order must be below the current market price (generally used to limit a market loss).

Sales proceeds will be net of any fees to be paid by you. EQ will deduct any fees or applicable tax withholding from the sale proceeds. Sales processed on accounts without a valid Form W-9 for U.S. citizens or Form W-8BEN or W-8BEN-E, as appropriate, for non-U.S. citizens will be subject to federal backup withholding tax. This tax can be avoided by furnishing the appropriate and valid form prior to the sale. Forms are available online at shareowneronline.com.

A check for the proceeds of the sale of shares (in U.S. dollars), less applicable taxes and fees, will generally be mailed by first class mail as soon as administratively possible after settlement date. If a participant submits a request to sell all or part of the Plan shares, and the participant requests net proceeds to be automatically deposited to a checking or savings account, the participant must provide a voided blank check for a checking account or blank savings deposit slip for a savings account. If the participant is unable to provide a voided check or deposit slip, the participant’s written request must have the participant’s signature(s) medallion guaranteed by an eligible financial institution for direct deposit. Requests for automatic deposit of sale proceeds that do not provide the required documentation will not be processed and a check for the net proceeds will be issued.

If you wish to sell shares currently held in certificate form, send them in for deposit to EQ and then proceed with the sale. To sell shares through a broker of your choice, you may ask your broker to request the transfer of shares electronically from the Plan account to a brokerage account. Alternatively, you can request in writing that a stock certificate be delivered to your broker.

The share price may fluctuate between the time the sale request is received and the time the sale is completed on the open market. This risk should be evaluated by the participant and is a risk that is borne solely by the participant.

Termination of Participation

25.	How do I terminate my participation in the Plan?

You may terminate your participation in the Plan at any time by:

•	accessing your Plan account via shareowneronline.com;

•	calling EQ at 1-866-877-6351;

•	completing a Transaction Request Form indicating a full withdrawal and mailing it to EQ; or

•	writing to EQ at the address listed in Question 2.

Upon terminating your participation, you may elect to:

•	receive a certificate for shares for all of the whole shares credited to your account and a check for the proceeds from the sale of any fractional share when requested in writing (less applicable service fees, brokerage commissions, and other costs of sale and applicable taxes); or

•	instruct EQ to sell all shares credited to your account and receive a check for the proceeds (less applicable service fees, brokerage commissions, and other costs of sale and applicable taxes). If no election is made in the request for termination, whole Plan shares will be converted to book-entry DRS. Upon termination, any uninvested contributions will be returned to the participant. Any future dividends will be paid in cash, unless the participant rejoins the Plan.

Note that the Plan Administrator reserves the right to terminate participation in the plan if a participant does not have at least one whole share in the plan. Upon termination the participant may receive the cash proceeds from the sale of any fractional share, less any transaction fee and brokerage commission.

All provisions of the Plan relating to the sale of shares acquired through the Plan apply in terminating your participation in the Plan. If a request to terminate participation in the Plan is received on or after a dividend record date, but before the dividend payable date, your termination will be processed as soon as administratively possible, and a separate dividend check will be mailed to you. After termination, you may re-enroll in the Plan by submitting a new Account Authorization Card and complying with all other enrollment procedures.

Certain Federal Income Tax Consequences

26.	What are the federal income tax consequences of participation in the Plan?

The following information summarizes certain U.S. federal income tax consequences of participation in the Plan. The information is not intended to be a complete description of all U.S. federal income tax consequences, nor is it intended to be a description of any state, local, U.S. federal non-income, or foreign tax consequences. In addition, the information does not discuss all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or if you are subject to special treatment under the Internal Revenue Code of 1986, as amended (the “Code”). The following information does not apply to participants in the Plan who are not U.S. persons for U.S. federal income tax persons, except as specifically indicated below. The description of U.S. federal income tax consequences is based on the Code, applicable Treasury regulations issued thereunder, administrative pronouncements and judicial decisions, all as in effect on the date of this prospectus and all subject to change or differing interpretations, possibly with retroactive effect. You should consult your own tax advisor regarding the U.S. federal income tax and state, local, U.S. federal non-income, and foreign tax consequences of participation in the Plan.

For U.S. federal income tax purposes, you will be considered to have received a distribution in an amount equal to the fair market value of the shares purchased with reinvested dividends on the dividend payment date. The distribution will be includible in your income as dividend income to the extent such distribution is made out of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. Any portion of the distribution in excess of our current and accumulated earnings and profits will first be treated as a tax-free return of capital to the extent of your adjusted tax basis in your shares of Common Stock in respect of which the distribution was made and will be applied against and reduce such basis on a dollar-for-dollar basis (thereby increasing the amount of gain and decreasing the amount of loss recognized on a subsequent disposition of such shares of Common Stock). To the extent that such distribution exceeds your adjusted tax basis, the distribution will be treated as capital gain, which will be treated as long-term capital gain if your holding period in the Common Stock exceeds one year as of the date of the distribution and otherwise will be short-term capital gain. The tax basis of shares purchased with reinvested dividends pursuant to the Plan will equal the fair market value of the shares acquired with the reinvested dividends on the dividend payment date. For purposes of this paragraph, “fair market value” is the average of the daily high and low sales prices of Common Stock as reported on Nasdaq for the period of five trading days ending with the relevant dividend payment date.

Your tax basis in shares purchased with optional cash payments will be the actual purchase price of the shares. Your holding period for shares acquired under the Plan will begin on the day following the date of purchase.

You will not realize any taxable income merely from the crediting of DRS shares to, or the receipt of certificates for shares in, your account. You will realize gain or loss when shares are sold or exchanged, whether the sale or exchange is requested or takes place after withdrawal from, or termination of, the Plan and, in the case of a fractional share, when you receive a cash payment for a fraction of a share credited to your account. The amount of the realized gain or loss is the difference between the amount you receive for the shares or fraction of a share and the tax basis of the shares or fraction of a share. Such gain or loss will be capital gain or loss if you hold the shares as a capital asset and will be long-term capital gain or loss if your holding period for the shares is more than one year at the time of the sale or exchange. Capital gains of non-corporate taxpayers on assets held for more than one year are generally subject to preferential rates. The deductibility of capital losses is subject to limitations. This Plan assumes that each participant will use the first-in, first-out (FIFO) method when determining the tax basis of any shares sold. Participants may designate their preference for a different method of determining the tax basis of shares by identifying this preference in writing to EQ. Participants may designate their preference for specific identification cost basis at any time. These rules are complicated and you should consult your own tax advisor regarding the income tax consequences of participation in the Plan.

Plan participants that are individuals, estates or trusts and whose income exceeds certain thresholds generally will be subject to a 3.8% tax on their “net investment income,” which includes, among other things, dividends on, and capital gains from the sale or other taxable disposition of, the shares of common stock, subject to certain limitations and exceptions.

Under some circumstances, you may be subject to U.S. information reporting and backup withholding tax on distributions paid on Common Stock or from the disposition of Common Stock. Information reporting and backup withholding will not apply, however, to a corporation or if you are otherwise exempt from information reporting and backup withholding and, when required, you demonstrate this fact. Backup withholding also will not apply if you furnish a correct taxpayer identification number and certify on a Form W-9 or successor form, under penalty of perjury, that you are not subject to backup withholding, and otherwise comply with applicable requirements of the backup withholding rules. If you fail to provide the correct taxpayer identification number on Form W-9 or successor form, then you may be subject to penalties imposed by the IRS. Backup withholding, currently at a 24% rate, is not an additional tax, and any amount withheld under these rules will be allowed as a refund or credit against your U.S. federal income tax liability if the required information is timely furnished to the IRS. If we are required to withhold pursuant to the backup withholding rules, we will withhold the required taxes from distributions or proceeds from the sale of shares. The amount of distributions reinvested pursuant to the Plan will be equal to the distributions paid, less the amount of any tax withheld.

27.	How are income tax withholding provisions applied to foreign stockholders?

A holder of Common Stock that is not a U.S. person for U.S. federal income tax purposes (a “non-U.S. holder”) generally will be subject to U.S. federal withholding tax at a 30% rate, or at a reduced rate prescribed by an applicable income tax treaty, on any dividends received in respect of their Common Stock. However, if your dividend income is effectively connected with your conduct of a trade or business in the U.S. (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base) then such withholding will not apply and you will generally be taxed on your receipt of distributions in the same manner as a holder of Common Stock that is a U.S. person for U.S. federal income tax purposes. In order to obtain a reduced rate of U.S. federal withholding tax under an applicable income tax treaty, you will be required to provide a properly executed applicable IRS Form W-8 (or successor form) certifying your entitlement to benefits under the applicable treaty. Non-U.S. Holders are urged to consult their own tax advisors regarding their possible entitlement to benefits under an income tax treaty.

Payments of dividends on Common Stock to a non-U.S. holder will not be subject to backup withholding, provided the non-U.S. holder has furnished a valid applicable IRS Form W-8 (or other applicable successor form) or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any dividends on Common Stock paid to a non-U.S. holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of Common Stock generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above or you otherwise establish an exemption.

If you hold your Common Stock through a foreign financial institution, distributions paid to you may be subject to special reporting rules referred to as “FATCA.” Under these rules, the foreign financial institution must comply with various information reporting, withholding and other requirements with respect to dividends. If these rules are applicable but are not complied with, such dividends will be subject to withholding tax at a rate of 30% notwithstanding a treaty that provides for a lower rate.

Non-U.S. holders of Common Stock should consult with their internal tax advisors or counsel regarding the possible implications of information reporting, withholding and FATCA with respect to their participation in the Plan.

Other Information

28.	lf we have a rights offering, how will the rights on the Plan shares be handled?

In the case of a rights offering to holders of Common Stock, if you are entitled to participate in the offering, you will receive rights based upon the whole shares of the Common Stock registered in your name as of the record date for that rights offering.

29.	What happens if we issue a dividend payable in stock or declare a stock split?

Any shares distributed by us in connection with a stock dividend or stock split on shares of Common Stock registered in your name, including shares credited to your Plan account, will be credited to your Plan account.

30.	How will a participant’s shares be voted at a meeting of stockholders?

Shares of Common Stock credited to your Plan account are voted as you direct. You will receive proxy materials, including a proxy card, in connection with any annual or special meeting of stockholders. The proxy will apply to all shares registered in your name, including all shares credited to your Plan account. The proxy will be voted as you direct. If no instructions are indicated on a properly signed and returned proxy card, all of your shares — those registered in your name, including those shares credited to your Plan account — will be voted in accordance with the recommendations of our Board.

If you are a beneficial owner of shares who participates in the Plan through a broker, bank, or nominee, you must make appropriate arrangements with the broker, bank, or nominee regarding the voting of those shares.

31.	What are the responsibilities of Selective and EQ under the Plan?

EQ is acting solely as our agent and owes no duties, fiduciary or otherwise, to any other person by reason of the Plan, and no implied duties, fiduciary or otherwise, will be read into the Plan.

EQ undertakes to perform the duties and only the duties as are expressly set forth in this prospectus, to be performed by it, and no implied covenants or obligations will be read into the Plan against the Plan, EQ, or us.

In administering the Plan, neither Selective, the Plan administrator nor any Independent Agent selected by the Plan administrator shall be liable for any good faith act or omission to act, including, but not limited to any claim of liability (i) arising out of the failure to terminate a participant’s account upon such participant’s death prior to receipt of a notice in writing of such death, (ii) with respect to the prices or times at which common stock are purchased or sold, or (iii) as to the value of the common stock acquired for participants. Buying and selling common stock are subject to investment risk. The price may fall or rise during the period between a request for investment or sale, its receipt by the Plan administrator, and the ultimate transaction in the open market. Any decision to purchase or sell securities through the Plan must be made by the participant based upon his or her own research and judgment. The price risk will be borne solely by the participant.

In the absence of negligence or willful misconduct on its part, EQ, whether acting directly or through agents or attorneys will not be liable for any action taken, suffered, or omitted or for any error in judgment made by it in the performance of its duties under the Plan. In no event will EQ be liable for special, indirect, or consequential loss or damage of any kind whatsoever (including but not limited to lost profit), even if EQ has been advised of the likelihood of the loss or damage and regardless of the form of action.

EQ will: (i) not be required to and will make no representations and have no responsibilities as to the validity, accuracy, value or genuineness of any signatures or endorsements, other than its own; and (ii) not be obligated to take any legal action under the Plan that might, in its judgment, involve any expense or liability, unless it has been furnished with reasonable indemnity.

EQ will not be responsible or liable for any failure or delay in the performance of its obligations under the Plan arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitations, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities; computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental actions; it being understood that EQ will use reasonable efforts which are consistent with accepted practices in the stock investment plan industry to resume performance as soon as administratively possible under the circumstances.

The Plan administrator is authorized to choose a broker, at its sole discretion to facilitate purchases and sales of Selective common stock by Plan participants. The Plan administrator will furnish the name of the registered broker, utilized in share transactions within a reasonable time upon written request from the participant.

The Plan administrator may, for various reasons, require a transaction request to be submitted in writing. Contact the Plan administrator to determine if a particular request, including any sales request, must be submitted in writing.

The Plan Administrator may terminate the account at any time by notice in writing mailed to the participant.

32.	Can the Plan be changed or discontinued?

We reserve the right to amend, suspend, modify, or terminate the Plan at any time. We will send notice of any amendment, suspension, modification, or termination to all participants. Upon termination of the Plan, any uninvested optional cash payments will be returned. Any amendment, suspension, modification, or termination of the Plan will not affect your rights as a stockholder.

33.	Who regulates and interprets the Plan?

We regulate and interpret the Plan in our absolute discretion as we deem necessary or desirable and we may direct EQ regarding the resolution of questions concerning the operation of the Plan.

34.	Is the Plan subject to ERISA? Is it a tax-qualified plan?

The Plan is not subject to any provisions of the Employee Retirement Income Security Act of 1974, as amended. The Plan is not a “qualified plan” within the meaning of Section 401(a) of the Code.

DESCRIPTION OF CAPITAL STOCK

General

The authorized capital stock of Selective consists of 360,000,000 shares of Common Stock, $2.00 par value, and 5,000,000 shares of preferred stock, without par value. As of the date hereof, we had two classes of securities registered pursuant to Section 12 of the Exchange Act:

•	our Common Stock; and

•	depositary shares (the “depositary shares”), each representing a 1/1,000th interest in a share of our 4.60% Non-Cumulative Preferred Stock, Series B, liquidation preference $25,000 per share (the “Series B Preferred Stock”).

The following is a description of the material terms of Selective’s capital stock.

Common Stock

All shares of our Common Stock have equal rights. Each outstanding share of our Common Stock is entitled to one vote per share on all matters submitted to a vote of our stockholders, except as set forth in our Certificate of Incorporation. Holders of our Common Stock do not have cumulative voting rights.

Subject to the preferences that may be applicable to any outstanding shares of our preferred stock, holders of our Common Stock are entitled to receive ratably on a per share basis such dividends and other distributions in cash, stock, or property as may be declared by our Board from time to time out of the legally available assets or funds. Subject to the preferences that may be applicable to any outstanding shares of our preferred stock, upon our liquidation, dissolution, or winding-up, holders of our Common Stock are entitled to receive ratably all of our assets available for distribution to our stockholders after payment of all prior claims, including any amounts due to creditors.

Holders of our Common Stock have no preemptive rights and no right to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to our Common Stock.

Holders of our Common Stock will have no liability for further calls or assessments and will not be personally liable for the payment of our debts except as they may be liable by reason of their own conduct or acts.

Our Board may authorize the issuance of preferred stock with voting, conversion, dividend, liquidation, and other rights that may adversely affect the rights of the holders of our Common Stock.

Our Common Stock is listed on Nasdaq under the trading symbol “SIGI.”

Certain provisions of our Certificate of Incorporation and By-Laws may have the effect of delaying, deterring, or preventing hostile takeovers or changes in control or management of Selective. Such provisions could deprive our stockholders of opportunities to realize a premium on their stock. At the same time, these provisions may have the effect of inducing any persons seeking to acquire or control us to negotiate terms acceptable to our Board.

Vacancies on our Board

Our By-Laws provide that any vacancies in our Board for any reason will be filled only by a majority of our directors remaining in office, and directors so elected will hold office until the next election of directors. The inability of our stockholders to fill vacancies on our Board may make it more difficult to change the composition of our Board.

Removal of Directors

Our Certificate of Incorporation and By-Laws provide that a director may be removed from office by our stockholders only for cause and by the affirmative vote of the majority of the votes cast by stockholders entitled to vote for the election of directors. The vote of 66 2/3% of our outstanding voting stock is required to amend or repeal this provision.

Cumulative Voting

Our Certificate of Incorporation and By-Laws do not provide for cumulative voting. Accordingly, the holders of a majority of the shares of our Common Stock entitled to vote in any election of directors may elect all of the directors standing for election.

Super Majority Vote for Business Combinations

Under our Certificate of Incorporation, a merger, consolidation, sale of all or substantially all of our assets, or other business combination involving an interested stockholder holding 10% or more of the voting power of our capital stock requires the affirmative vote of 66 2/3% of our outstanding voting stock unless the transaction has been approved by a majority of those members of our Board who are not affiliated with the interested stockholder or unless the interested stockholder offers a fair price and reasonably uniform terms to all other stockholders. The vote of 66 2/3% of our outstanding voting stock is required to amend or repeal this provision.

Advance Notification of Stockholder Nominations and Proposals

Our By-Laws provide that in order for nominations of directors or other business to be properly brought before an annual meeting by our stockholders, subject to certain limited exceptions, the stockholders must give notice to us not less than 120 days nor more than 150 days prior to the anniversary of our previous annual meeting of stockholders. The notice must contain specific information regarding the nominee for director, or other business to be addressed, as well as information regarding the stockholder who is proposing the nomination.

Regulation of Insurance Company Takeovers

We own, directly or indirectly, all of the shares of stock of our insurance company subsidiaries domiciled in New Jersey, New York, and Indiana. State insurance laws require prior approval by state insurance departments of any acquisition of control of an insurance company domiciled in the state or a company that controls an insurance company domiciled in the state. For this purpose, control generally includes ownership of 10% or more of the voting securities of, or the possession of proxies representing 10% or more, of an insurance company or insurance holding company, unless the state insurance commissioner determines otherwise. As such, any purchase of 10% or more of our Common Stock could require approval of the insurance departments in the states mentioned above.

Preferred Stock

Under Selective’s Certificate of Incorporation, the Company is authorized to issue up to 5,000,000 shares of preferred stock in one or more series with the designations and the relative voting, dividend, liquidation, conversion, redemption, and other rights and preferences fixed by the Board. Of the 5,000,000 shares of preferred stock authorized, 300,000 shares have been designated Series A Junior Preferred Stock, without par value, and 8,000 shares have been designated the Series B Preferred Stock. The Board can issue preferred stock without any approval by Selective’s stockholders.

PLAN OF DISTRIBUTION

The shares of Common Stock registered under this registration statement will be offered as described in this prospectus or, if applicable, as provided in any prospectus supplement. The shares of Common Stock will be offered by Selective to participants as described in this prospectus or a prospectus supplement. The last price of shares of Common Stock issued under the Plan was $79.93.

LEGAL MATTERS

Certain legal matters in connection with any offering of securities made by this prospectus will be passed upon for us by Robyn P. Turner, Vice President, Assistant General Counsel and Corporate Secretary of Selective.

EXPERTS

The consolidated balance sheets of Selective as of December 31, 2020 and December 31, 2019, the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes and financial statement schedules I to V appearing in Selective’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (collectively, the “consolidated financial statements”) have been audited by KPMG LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated by reference herein. Such consolidated financial statements are incorporated by reference herein and in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to “incorporate by reference” information filed by Selective with the SEC. Incorporation by reference allows us to disclose important information to stockholders by referring them to those other documents. Selective has filed a registration statement on Form S-3 (File No. 333-110576) under the Securities Act with the SEC (the “Form S-3”) with respect to the Common Stock being offered pursuant to this prospectus. This prospectus does not contain all of the information set forth in the Form S-3, certain parts of which are omitted in accordance with the rules and regulations of the SEC, and incorporates other documents by reference in such Form S-3. The information incorporated by reference is an important part of this prospectus, and information that Selective files later with the SEC will automatically update and supersede this information. Documents incorporated by reference include Selective’s annual report on Form 10-K for the most recent fiscal year of Selective and reports that Selective has filed with the SEC subsequent to the end of its most recent fiscal year or will file with the SEC in the future, such as reports on Forms 8-K, 10-K, and 10-Q, and any amendments thereto.

We will provide, without charge, upon written or oral request, to each person to whom this prospectus is delivered a copy of any or all of the documents that are incorporated by reference into the Form S-3, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. Selective also will provide to each person to whom this prospectus is delivered, without charge, upon written or oral request, reports, proxy statements, and other communications distributed to Selective’s stockholders generally if such person does not otherwise receive such material. Requests should be directed to:

Selective Insurance Group, Inc.

40 Wantage Avenue

Branchville, New Jersey 07890

Attention: Robyn P. Turner, Vice President, Assistant General Counsel and Corporate Secretary

Telephone: (973) 948-3000

You should rely only on the information or representations provided in this prospectus. Selective has authorized no one to provide you with different information. Selective is not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, any document incorporated by reference herein, or any prospectus supplement is accurate as of any date other than the respective dates of those documents. The information contained in this prospectus does not purport to be complete and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus and the information included in any applicable prospectus supplement.